Exhibit 99.1

Press Release

________________________________________________________________________________________

FOR IMMEDIATE RELEASE

Contact Information:
Wendy Prabhu
tel: 1.602.748.1458

Texen Oil and Gas Retains Larry Lenig Jr.
a Fortune 500 Consultant

Houston, Tex. May 17, 2004 B Texen Oil and Gas, Inc. (OTC BB: TXEO) is pleased to announce that we have retained Larry Lenig Jr., as a strategic consultant for Texen Oil and Gas. Mr. Lenig will advise the company on operational procedures, acquisition and merger candidates and will also assist the company in attracting top-level board and financial partners, all steps taken to realize the company's full potential in today's oil and gas marketplace.

Most recently, Mr. Lenig served as CEO and president of Seitel, Inc from 2002 to 2004 during which time the company restored strong positive cash flow and increased its recognized value by more than $100 million.

Mr. Lenig also served as President of US and Canadian operations of Paradigm Geophysical, Inc. from 1999 to 2002 and served as CEO of Grant Geophysical from 1997 to 1999. Before joining Grant Geophysical, Mr. Lenig was with Digicon Inc (now known Veritas DGC, Inc.) from 1976 to 1993, the last five years as chief operating officer.

Other consulting clients of Mr. Lenig have included oil services companies, oil companies and several enterprises outside of the oilfield. Mr. Lenig graduated from the University of Houston in 1971 with a BAA in Accounting. Mr. Lenig is a member of the Society of Exploration Geophysicists and serves on the Advisory Council to the Dean of the College of Natural Science and Mathematics at the University of Houston.

"The choice to hire Larry as one of our strategic consultants should not surprise anyone familiar with our company. We are following all the steps in our plan to maximize the company's position in a marketplace where oil and gas prices are at record highs. Having Larry Lenig and Michael McAdams (former BP advisor) on our team, we hope to continue to better position ourselves in the marketplace while realizing greater efficiencies for our company and its shareholders," states Tatiana Golovina, President and CEO of Texen Oil and Gas.

About Texen Oil and Gas, Inc.
Texen Oil and Gas, Inc. is a Houston based oil and gas exploration and development (E&D) company. The company leases approximately 6,000 acres of crude oil and natural gas producing properties in Victoria, DeWitt and Waller Counties, Texas. For additional information, please visit www.texenoilandgas.com.

Forward-Looking Statements: This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the Company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.

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